Exhibit 99.1
THE LOVESAC COMPANY REPORTS SECOND QUARTER FISCAL 2024 FINANCIAL RESULTS

Net Sales Growth of 4.0%
Omni-channel Comparable Sales Growth of 7.2%

STAMFORD, Conn., November 3, 2023 (GLOBE NEWSWIRE) -- The Lovesac Company (Nasdaq: LOVE) (“Lovesac” or the “Company”), sustainable home furnishing brand best known for its Sactionals, The World's Most Adaptable Couch, today announced financial results for the second quarter of fiscal 2024, which ended July 30, 2023.

Shawn Nelson, Chief Executive Officer, stated, “We are very pleased with our second quarter performance, which affirms the resilience of our brand and disruptive business model that has consistently delivered category outperformance and extraordinary customer love and loyalty. The quarterly highlights include 4% total net sales growth, impressively lapping 45.0% net sales growth in the year ago period. Operational highlights included the launch of our new Angled Side product – a strategic expansion of our Sactionals portfolio that has been very well received – and successful growth of our physical and e-commerce footprint to deliver a seamless, omnichannel customer experience.”

Mr. Nelson continued, “Looking ahead, we expect consumer spending in our category to remain challenged. To that end, we will prudently control expenses with a focus on efficiency balanced against proactive investments in new products to drive consumer demand and further expand our market leadership. Coupled with our healthy balance sheet, we are positioned well to optimize the opportunity ahead of us.”

Key Measures for the Second Quarter and First Half of Fiscal 2024 Ending July 30, 2023:
(Dollars in millions, except per share amounts. Dollar and percentage changes may not recalculate due to rounding.)

	Thirteen weeks ended			Twenty-six weeks ended
	July 30, 2023	July 31, 2022	% Inc (Dec)	July 30, 2023	July 31, 2022	% Inc (Dec)
Net sales	$154.5	$148.5	4.0%	$295.7	$277.9	6.4%
Gross profit	$92.4	$79.1	16.8%	$163.0	$145.1	12.3%
Gross margin	59.8%	53.3%	650 bps	55.1%	52.2%	290 bps
Total operating expenses	$93.4	$71.0	31.6%	$169.7	$134.5	26.2%
SG&A	$63.8	$48.8	30.8%	$120.4	$93.7	28.4%
SG&A as a % of Net Sales	41.3%	32.9%	840 bps	40.7%	33.7%	700 bps
Advertising and marketing	$26.5	$19.1	39.0%	$43.4	$35.0	24.2%
Advertising & marketing as a % of Net Sales	17.2%	12.9%	430 bps	14.7%	12.6%	210 bps
Basic net (loss) income per common share	$(0.04)	$0.38	(110.5%)	$(0.31)	$0.50	(162.0%)
Diluted net (loss) income per common share	$(0.04)	$0.37	(110.8%)	$(0.31)	$0.48	(164.6%)
Net (loss) income	$(0.6)	$5.8	(110.9%)	$(4.8)	$7.6	(162.2%)
Adjusted EBITDA [1]	$5.3	$12.3	(57.1%)	$3.2	$18.5	(82.7%)
Net cash provided by (used in) operating activities	$21.1	$(39.6)	153.2%	$27.3	$(62.9)	143.5%

1 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Exhibit 99.1

Percent increase except showroom count
	Thirteen weeks ended		Twenty-six weeks ended
	July 30, 2023	July 31, 2022	July 30, 2023	July 31, 2022
Total Comparable Sales [2]	7.2%	31.1%	10.9%	36.0%
Comparable Showroom Sales [3]	2.7%	36.8%	5.3%	43.9%
Internet Sales	16.6%	20.5%	22.3%	22.2%
Ending Showroom Count	223	174	223	174

2 Total comparable sales include showroom transactions through the point of sale and internet net sales.
3 Comparable showroom sales reflect transactions through the point of sale and not necessarily product that has shipped to the customer. Product that has shipped to the customer is included in Net Sales.

Highlights for the Quarter Ended July 30, 2023:

•Net sales increased 4.0% in the second quarter primarily driven by growth within our Showroom and Internet channels. Showroom net sales, which include kiosks and mobile concierges, increased 6.3%. Internet net sales increased 16.6%, and our “Other” channel which principally includes pop-up-shops and shop-in-shops decreased 27.7%. The increase in showroom net sales was driven by an increase of 2.7% in comparable showroom sales related to higher point of sale transactions with higher promotional discounting, the addition of 54 new showrooms and 5 less kiosks compared to the prior year period, and marketing campaigns. The internet net sales increase was driven by the same strong promotion campaigns. The Company also opened three additional Best Buy shop-in-shop locations compared to the prior year period.

•Gross profit increased $13.3 million, or 16.8%, to $92.4 million in the second quarter of fiscal 2024 from $79.1 million in the second quarter of fiscal 2023. Gross margin increased 650 basis points to 59.8% of net sales in the second quarter of fiscal 2024 from 53.3% of net sales in the prior year period primarily driven by a decrease of approximately 720 basis points in total distribution and related tariff expense, partially offset by a decrease of 70 basis points in product margin driven by higher promotional discounting. The decrease in total distribution and related tariff expenses over prior year is principally related to the positive impact of the 880 basis points decrease in inbound transportation costs partially offset by 160 basis points in higher outbound transportation and warehousing costs.

•SG&A expense as a percent of net sales increased by 840 basis points due to investments in payroll, selling related expenses, infrastructure, and professional fees.
•Advertising and marketing expense increased 39% due to continued investments in marketing spend to support our net sales growth including our 25th anniversary brand campaign. As a percent of net sales, advertising and marketing increased by 430 basis points.
•Operating loss was $1.0 million in the second quarter of fiscal 2024 compared to operating income of $8.1 million in the second quarter of fiscal 2023. Operating margin was (0.6)% of net sales in the second quarter of fiscal 2024 compared to 5.5% of net sales in the second quarter of fiscal 2023.

Exhibit 99.1
•Net loss was $0.6 million in the second quarter of fiscal 2024 or $(0.04) net loss per diluted share compared to net income of $5.8 million or $0.37 net income per diluted share in the second quarter of fiscal 2023. During the second quarter of fiscal 2024, the Company recorded an income tax benefit of less than $0.1 million, compared to income tax expense of $2.3 million for the second quarter of fiscal 2023. The change in provision is primarily driven by the Company generating net loss before taxes of $0.6 million and net income before taxes of $8.1 million in the second quarter of fiscal 2024 and fiscal 2023, respectively.

Highlights for the First Half Ended July 30, 2023:

•Net sales increased 6.4% primarily driven by growth within our Showroom and Internet channels. Showroom net sales, which include kiosks and mobile concierges, increased 4.7%. Internet net sales increased 22.3%, and our “Other” channel which principally includes pop-up-shops and shop-in-shops, decreased 13.8%. The increase in showroom net sales was driven by an increase of 5.3% in comparable showroom sales related to higher point of sale transactions with higher promotional discounting, the addition of 54 new showrooms and 5 less kiosk compared to the prior year period, and strong marketing campaigns. The internet net sales increase was driven by the same strong promotion campaigns. The Company also opened three additional Best Buy shop-in-shop locations compared to the prior year period.

•Gross profit increased $17.9 million, or 12.3%, to $163.0 million in the first half of fiscal 2024 from $145.1 million in the first half of fiscal 2023. Gross margin increased 290 basis points to 55.1% of net sales in the first half of fiscal 2024 from 52.2% of net sales in the prior year period driven primarily by a decrease of approximately 380 basis points in total distribution and related tariff expenses partially offset by a decrease of 90 basis points in product margin driven by higher promotional discounting. The decrease in total distribution and related tariff expenses over the prior year is principally related to the positive impact of the 540 basis points decrease in inbound transportation costs partially offset by 160 basis points in higher outbound transportation and warehousing costs.

•SG&A expense as a percent of net sales increased by 700 basis points due to investments in payroll, selling related expenses, infrastructure, and professional fees.

•Advertising and marketing expense increased 24.2% due to continued investments in marketing spend to support our net sales growth. As a percent of net sales, advertising and marketing increased by 210 basis points.

•Operating loss was $6.7 million in the first half of fiscal 2024 compared to operating income of $10.6 million in the first half of fiscal 2023. Operating margin was (2.3)% of net sales in the first half of fiscal 2024 compared to 3.8% of net sales in the first half of fiscal 2023.

•Net loss was $4.8 million in the first half of fiscal 2024 or $(0.31) net loss per diluted share compared to a net income of $7.6 million or $0.48 net income per diluted share in the first half of fiscal 2023. During the first half of fiscal 2024, the Company recorded an income tax benefit of $1.3 million, compared to income tax expense of $2.9 million for the first half of fiscal 2023. The change in provision is primarily driven by the Company generating net loss before taxes of $6.0 million and net income before taxes of $10.6 million in the first half of fiscal 2024 and fiscal 2023, respectively.

Exhibit 99.1
Other Financial Highlights as of July 30, 2023:

•The cash and cash equivalents balance as of July 30, 2023 was $54.7 million as compared to $17.7 million as of July 31, 2022. There was no balance on the Company’s line of credit as of July 30, 2023 and July 31, 2022. The Company’s availability under the line of credit was $36.0 million as of July 30, 2023 and July 31, 2022. As previously announced, on March 24, 2023, we amended our existing credit agreement with Wells Fargo Bank, N.A. to extend the maturity date to September 30, 2024. All other terms of the credit agreement remain unchanged.

•Total merchandise inventory was $105.0 million as of July 30, 2023 as compared to $145.7 million as of July 31, 2022 principally related to a planned stock inventory decrease of $2.0 million coupled with a decrease in freight capitalization of $39.3 million related to the decrease in inbound freight expense.

Outlook:

The Company provides guidance of select information related to the Company’s financial and operating performance, and such measures may differ from year to year. The projections are as of this date and the Company assumes no obligation to update or supplement this information.

The Company expects the following for the full year of fiscal 2024:
•Net sales in the range of $710.0 million to $730.0 million.
•Adjusted EBITDA4 in the range of $51.0 million to $63.0 million.
•Net income in the range of $20.0 million to $29.0 million.
•Diluted income per common share in the range of $1.21 to $1.75 on approximately 16.5 million estimated diluted weighted average shares outstanding.
•Fiscal 2024 will contain an additional “53rd week” in the fourth quarter versus 52 weeks in fiscal 2023.

The Company currently expects the following for the third quarter of fiscal 2024:
•Net sales of approximately $154.0 million.
•Adjusted EBITDA4 in the range of a loss of $1.5 million to a gain of $0.5 million.
•Net loss in the range of $5.2 million to $3.2 million.
•Diluted loss per common share in the range of $0.20 to $0.33 on approximately 15.5 million estimated weighted average shares outstanding.

4 Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Information” and “Reconciliation of Non-GAAP Financial Measures” included in this press release.

Conference Call Information:

A conference call to discuss the financial results for the second quarter ended July 30, 2023 is scheduled for today, November 3, 2023, at 8:30 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 (international callers please dial (201) 493-6780 approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.lovesac.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.lovesac.com for 90 days.

Exhibit 99.1
About The Lovesac Company:

Based in Stamford, Connecticut, The Lovesac Company is a technology driven company that designs, manufactures and sells unique, high quality furniture derived through its proprietary Designed for Life approach which results in products that are built to last a lifetime and designed to evolve as our customers’ lives do. Our current product offering is comprised of modular couches called Sactionals, premium foam beanbag chairs called Sacs, and their associated home decor accessories. Innovation is at the center of our design philosophy with all of our core products protected by a robust portfolio of utility patents. We market and sell our products primarily online directly at www.lovesac.com, supported by direct-to-consumer touch-feel points in the form of our own showrooms as well as through shop-in-shops and pop-up-shops with third party retailers. LOVESAC, SACTIONALS, SAC, DESIGNED FOR LIFE, and THE WORLD'S MOST ADAPTABLE COUCH are trademarks of The Lovesac Company and are Registered in U.S. Patent and Trademark Office.

Non-GAAP Information:

Adjusted EBITDA is defined as a non-GAAP financial measure by the Securities and Exchange Commission (the “SEC”) that is a supplemental measure of financial performance not required by, or presented in accordance with, GAAP. We define “Adjusted EBITDA” as earnings before interest, taxes, depreciation and amortization, adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include management fees, equity-based compensation expense, write-offs of property and equipment, deferred rent, financing expenses and certain other charges and gains that we do not believe reflect our underlying business performance. We have reconciled this non-GAAP financial measure with the most directly comparable GAAP financial measure within the schedules attached hereto. Statements regarding our expectations as to fiscal 2024 Adjusted EBITDA do not include certain charges and costs. We define “Adjusted EBITDA” as EBITDA adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation expense and certain other charges and gains that we do not believe reflect our underlying business performance. We are not able to provide a reconciliation of our non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the uncertainty and variability of the nature and amount of these future charges and costs. This is due to the inherent difficulty of forecasting the timing of certain events that have not yet occurred and are out of the Company’s control.

We believe that these non-GAAP financial measures not only provide its management with comparable financial data for internal financial analysis but also provide meaningful supplemental information to investors. Specifically, these non-GAAP financial measures allow investors to better understand the performance of our business, facilitate a more meaningful comparison of our actual results on a period-over-period basis and provide for a more complete understanding of factors and trends affecting our business. We have provided this information as a means to evaluate the results of our ongoing operations alongside GAAP measures such as gross profit, operating income (loss) and net income (loss). Other companies in our industry may calculate these items differently than we do. These non-GAAP measures should not be considered as a substitute for the most directly comparable financial measures prepared in accordance with GAAP, such as net income (loss) or net income (loss) per share as a measure of financial performance, cash flows from operating activities as a measure of liquidity, or any other performance measure derived in accordance with GAAP. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Exhibit 99.1
Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as “may,” “continue(s),” “believe,” “anticipate,” “could,” “should,” “intend,” “plan,” “will,” “aim(s),” “can,” “would,” “expect(s),” “expectation(s),” “estimate(s),” “project(s),” “forecast(s)”, “positioned,” “approximately,” “potential,” “goal,” “pro forma,” “strategy,” “outlook” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. All statements, other than statements of historical facts, included in this press release under the heading “Outlook” and all statements regarding strategy, future operations, the pace and success of new products, future financial position or projections, future revenue, projected expenses, sustainability goals, prospects, plans and objectives of management are forward-looking statements. These statements are based on management’s current expectations, beliefs and assumptions concerning the future of our business, anticipated events and trends, the economy and other future conditions. We may not actually achieve the plans, carry out the intentions or meet the expectations disclosed in the forward-looking statements and you should not rely on these forward-looking statements. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors. Among the key factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements include: business disruptions or other consequences of economic instability, political instability, civil unrest, armed hostilities, natural and man-made disasters, pandemics or other public health crises, or other catastrophic events; the impact of changes or declines in consumer spending and increases in interest rates and inflation on our business, sales, results of operations and financial condition; our ability to manage and sustain our growth and profitability effectively, including in our ecommerce business, forecast our operating results, and manage inventory levels; our ability to improve our products and develop new products; our ability to successfully open and operate new showrooms; our ability to advance, implement or achieve the goals set forth in our ESG Report; our ability to realize the expected benefits of investments in our supply chain and infrastructure; disruption in our supply chain and dependence on foreign manufacturing and imports for our products; our ability to acquire new customers and engage existing customers; reputational risk associated with increased use of social media; our ability to attract, develop and retain highly skilled associates; system interruption or failures in our technology infrastructure needed to service our customers, process transactions and fulfill orders; any inability to implement and maintain effective internal control over financial reporting or inability to remediate any internal controls deemed ineffective; unauthorized disclosure of sensitive or confidential information through breach of our computer system; unauthorized disclosure of sensitive or confidential information through breach of our computer system; the ability of third-party providers to continue uninterrupted service; the impact of tariffs, and the countermeasures and tariff mitigation initiatives; the regulatory environment in which we operate, our ability to maintain, grow and enforce our brand and intellectual property rights and avoid infringement or violation of the intellectual property rights of others; and our ability to compete and succeed in a highly competitive and evolving industry, as well as those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Form 10-K and in our Form 10-Qs filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on our investor relations website at investor.lovesac.com and on the SEC website at www.sec.gov. Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We disclaim any intent or obligation to update these forward-looking statements to reflect events or circumstances that exist after the date on which they were made.

Investor Relations Contact:
Rachel Schacter, ICR
(203) 682-8200
InvestorRelations@lovesac.com

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED BALANCE SHEETS
(unaudited)

(amounts in thousands, except share and per share amounts)	July 30, 2023	January 29, 2023
Assets
Current Assets
Cash and cash equivalents	$54,716	$43,533
Trade accounts receivable	7,994	9,103
Merchandise inventories, net	104,970	119,627
Prepaid expenses and other current assets	15,947	15,452
Total Current Assets	183,627	187,715
Property and equipment, net	63,079	52,904
Operating lease right-of-use assets	149,285	135,411
Other Assets
Goodwill	144	144
Intangible assets, net	1,474	1,411
Deferred tax asset	10,075	8,677
Other assets	25,882	22,364
Total Other Assets	37,575	32,596
Total Assets	$433,566	$408,626
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$33,858	$24,576
Accrued expenses	24,984	25,417
Payroll payable	6,239	6,783
Customer deposits	12,279	6,760
Current operating lease liabilities	16,072	13,075
Sales taxes payable	3,910	5,430
Total Current Liabilities	97,342	82,041
Operating Lease Liability, long-term	149,431	133,491
Line of Credit	—	—
Total Liabilities	246,773	215,532
Commitments and Contingencies
Stockholders’ Equity
Preferred Stock $0.00001 par value, 10,000,000 shares authorized, no shares issued or outstanding as of July 30, 2023 and January 29, 2023.	—	—
Common Stock $.00001 par value, 40,000,000 shares authorized, 15,481,925 shares issued and outstanding as of July 30, 2023 and 15,195,698 shares issued and outstanding as of January 29, 2023.	—	—
Additional paid-in capital	181,003	182,554
Accumulated earnings	5,790	10,540
Stockholders' Equity	186,793	193,094
Total Liabilities and Stockholders' Equity	$433,566	$408,626

Exhibit 99.1
THE LOVESAC COMPANY
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(amounts in thousands, except per share data and share amounts)	July 30, 2023	July 31, 2022	July 30, 2023	July 31, 2022
Net sales	$154,529	$148,534	$295,722	$277,914
Cost of merchandise sold	62,139	69,435	132,757	132,841
Gross profit	92,390	79,099	162,965	145,073
Operating expenses
Selling, general and administration expenses	63,834	48,815	120,380	93,733
Advertising and marketing	26,535	19,088	43,448	34,989
Depreciation and amortization	3,014	3,076	5,836	5,737
Total operating expenses	93,383	70,979	169,664	134,459

Operating (loss) income	(993)	8,120	(6,699)	10,614
Interest income (expense), net	351	3	692	(32)
Net (loss) income before taxes	(642)	8,123	(6,007)	10,582
Benefit from (provision for) income taxes	7	(2,274)	1,257	(2,947)
Net (loss) income	$(635)	$5,849	$(4,750)	$7,635

Net (loss) income per common share:
Basic	$(0.04)	$0.38	$(0.31)	$0.50
Diluted	$(0.04)	$0.37	$(0.31)	$0.48

Weighted average shares outstanding:
Basic	15,422,640	15,195,116	15,326,702	15,175,247
Diluted	15,422,640	16,004,061	15,326,702	16,032,731

Exhibit 99.1

THE LOVESAC COMPANY
CONDENSED STATEMENT OF CASH FLOWS
(unaudited)

	Twenty-six weeks ended
(amounts in thousands)	July 30, 2023	July 31, 2022
Cash Flows from Operating Activities
Net (loss) income	$(4,750)	$7,635
Adjustments to reconcile net (loss) income to cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	5,608	5,549
Amortization of other intangible assets	228	188
Amortization of deferred financing fees	81	71
Net loss on disposal of property and equipment	145	—
Equity based compensation	2,037	2,197
Non-cash operating lease cost	10,880	8,711
Deferred income taxes	(1,398)	2,313
Change in operating assets and liabilities:
Trade accounts receivable	1,109	(423)
Merchandise inventories	14,657	(37,199)
Prepaid expenses and other current assets	(524)	(16,510)
Other assets	(3,518)	(10)
Accounts payable and accrued expenses	3,087	(18,520)
Operating lease liabilities	(5,817)	(10,064)
Customer deposits	5,519	(6,828)
Net cash provided by (used in) operating activities	27,344	(62,890)
Cash Flows from Investing Activities
Purchase of property and equipment	(12,361)	(9,965)
Payments for patents and trademarks	(160)	(160)
Net cash used in investing activities	(12,521)	(10,125)
Cash Flows from Financing Activities
Taxes paid for net share settlement of equity awards	(3,588)	(1,449)
Payment of deferred financing costs	(52)	(276)
Net cash used in financing activities	(3,640)	(1,725)
Net change in cash and cash equivalents	11,183	(74,740)
Cash and cash equivalents - Beginning	43,533	92,392
Cash and cash equivalents - Ending	$54,716	$17,652
Supplemental Cash Flow Data:
Cash paid for taxes	$1,232	$9,393
Cash paid for interest	$66	$34
Non-cash investing activities:
Asset acquisitions not yet paid for at period end	$3,698	$3,536

Exhibit 99.1

THE LOVESAC COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)

	Thirteen weeks ended		Twenty-six weeks ended
(amounts in thousands)	July 30, 2023	July 31, 2022	July 30, 2023	July 31, 2022
Net (loss) income	$(635)	$5,849	$(4,750)	$7,635
Interest (income) expense, net	(351)	(3)	(692)	32
Income tax (benefit) expense	(7)	2,274	(1,257)	2,947
Depreciation and amortization	3,014	3,076	5,836	5,737
EBITDA	2,021	11,196	(863)	16,351
Equity-based compensation (a)	1,467	1,123	2,272	2,295
Loss on disposal of assets (b)	145	—	145	—
Other non-recurring expenses (c)	1,650	—	1,650	(105)
Adjusted EBITDA	$5,283	$12,319	$3,204	$18,541
(a)Represents expenses, such as compensation expense and employer taxes related to RSU equity vesting and exercises associated with stock options and restricted stock units granted to our associates and board of directors. Employer taxes are included as part of selling, general and administrative expenses on the Statements of Operations.
(b)Represents loss on disposal of property and equipment.
(c)Other non-recurring expenses in the thirteen and twenty-six weeks ended July 30, 2023 represents professional fees related to the restatement of previously issued financial statements. Other non-recurring expenses in the twenty-six weeks ended July 31, 2022 represents costs related to a legal settlement. There were no other non-recurring expenses in the thirteen weeks ended July 31, 2022.